Exhibit 10.33

Summary of Compensation Arrangements With Executive Officers of the Company

I.              Named Executive Officer Compensation.         On December 11, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Waddell & Reed Financial, Inc. (the “Company”) approved the annual base salaries (effective as of January 1, 2007) of the Company’s executive officers.  The following table sets forth the annual base salaries of the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers (collectively, the “Named Executive Officers”) for 2007:

Named Executive Officer	Salary

Henry J. Herrmann Chief Executive Officer	$950,000

Daniel P. Connealy Senior Vice President and Chief Financial Officer	$375,000

Michael L. Avery Senior Vice President and Chief Investment Officer	$450,000

Thomas W. Butch Senior Vice President and Chief Marketing Officer	$450,000

Daniel C. Schulte Senior Vice President and General Counsel	$350,000

The Company has adopted a Supplemental Executive Retirement Plan, as amended and restated (the “SERP”) pursuant to which participants’ accounts are credited with (1) an amount equal to 4% of his or her base salary, less the amount of the maximum employer matching contribution allowable that can be made on the participant’s behalf under the Company 401(k) and Thrift Plan, and (2) a non-formula award, as determined by the Committee in its discretion.   For 2006, the Committee designated Mr. Herrmann as a participant of the SERP and awarded him a non-formula award of $337,893.06 on December 31, 2006.  None of the other Named Executive Officers were eligible to participate in the SERP for 2006.

II.            2006 Executive Incentive Awards.    Pursuant to the Company 2003 Executive Incentive Plan, as amended and restated (the “EIP”), eligible participants may receive (1) an annual incentive award of cash, and (2) an annual incentive award of restricted stock, both based upon the annual financial performance of the Company.

A.            Cash Awards.  On December 11, 2006, the Committee authorized the payment of annual cash incentive (i.e., bonus) awards based on the Company’s financial performance for the year ended December 31, 2006 to executive officers participating in the EIP, which included Messrs. Herrmann, Connealy, Avery, Butch and Schulte.  These annual incentive awards were determined based on performance goals established in February 2006.  As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the cash awards payable to Messrs. Herrmann, Connealy, Avery, Butch and Schulte, but in accordance with the EIP, the reductions did not increase the award amounts for any other participant.   The following table sets forth the annual cash incentive awards to the Named Executive Officers for 2006:

Named Executive Officer	Cash Award

Henry J. Herrmann Chief Executive Officer	$1,950,000

Daniel P. Connealy Senior Vice President and Chief Financial Officer	$350,000

Michael L. Avery Senior Vice President and Chief Investment Officer	$600,000

Thomas W. Butch Senior Vice President and Chief Marketing Officer	$500,000

Daniel C. Schulte Senior Vice President and General Counsel	$400,000

Pursuant to the Company 1998 Executive Stock Award Plan, as amended and restated, eligible executives may annually convert all or a portion of their annual cash incentive award into restricted stock of the Company.  Additionally, the Compensation Committee may, in its sole discretion, direct that all or a portion of the cash incentive award payments payable under the EIP be paid in restricted stock.  For 2006, none of the Named Executive Officer converted any portion of their annual cash incentive award into restricted stock of the Company, nor did the Committee direct that any portion of their cash incentive award be paid in restricted stock.

B.            Restricted Stock Awards.  On December 11, 2006, the Committee authorized the payment of the annual incentive awards of restricted stock based on the Company’s financial performance for the year ended December 31, 2006 to executive officers participating in the EIP, which included Messrs. Herrmann, Connealy, Avery, Butch and Schulte.  These annual incentive awards were determined based on performance goals established in February 2006.  As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the restricted stock awards payable to Messrs. Herrmann, Connealy, Avery, Butch and Schulte, but in accordance with the EIP, the reductions did not increase the restricted stock award amounts for any other participant.  The following table sets forth the annual restricted stock awards to the Named Executive Officers for 2006:

Named Executive Officer	Restricted Stock Award

Henry J. Herrmann Chief Executive Officer	56,000 shares

Daniel P. Connealy Senior Vice President and Chief Financial Officer	25,000 shares

Michael L. Avery Senior Vice President and Chief Investment Officer	40,000 shares

Thomas W. Butch Senior Vice President and Chief Marketing Officer	40,000 shares

Daniel C. Schulte Senior Vice President and General Counsel	25,000 shares

These shares were granted on December 29, 2006 pursuant to the Company 1998 Stock Incentive Plan, as amended and restated, in accordance with the form of restricted stock agreement filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.